UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 7, 2009

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 3 pages.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 7, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Remington Arms Company, Inc. (“Remington”) approved the 2009 Annual Incentive Compensation Plan (the “2009 Plan”). The 2009 Plan is a cash bonus plan in which Remington’s named executive officers and certain other employees are eligible to participate. Under the 2009 Plan, participants are generally eligible to receive a cash bonus based on a percentage of each participant’s 2009 annual base salary (the “Target Bonus”) if Remington’s Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for certain non-recurring or unusual events, and net sales meet or exceed certain target thresholds for the fiscal year ending December 31, 2009. A portion of the Target Bonus will also be determined based on the achievement of certain individual performance metrics and, for certain named executive officers as described below, financial performance metrics of a company affiliated with Remington through common ownership.

Under the 2009 Plan, the Committee determined that the participants in the 2009 Plan, including each of our named executive officers, Theodore H. Torbeck, Stephen P. Jackson, Jr., E. Scott Blackwell and Igor Popov, already have earned 25% of their Target Bonus based on the financial performance of Remington and, with respect to Messrs. Torbeck, Jackson and Blackwell, the financial performance of the affiliated company, for the three months ended March 31, 2009. The remaining 75% of the Target Bonus will be determined based on the achievement of certain individual performance metrics as well as financial performance metrics for Remington and, for Messrs. Torbeck, Jackson and Blackwell, financial performance metrics for the affiliated company, established for the period April 1, 2009 through December 31, 2009.

Due to the additional responsibilities of Messrs. Torbeck, Jackson and Blackwell associated with the affiliated company, the Committee determined it was appropriate to base a portion of their Target Bonus on financial performance metrics for the affiliated company that are similar to those established by the Committee for Remington. As a result, the payment of 33% (for Messrs. Torbeck and Jackson) and 25% (for Mr. Blackwell) of the Target Bonus, including the 25% already earned, will be based on the financial performance of the affiliated company and the individual performance of Messrs. Torbeck, Jackson and Blackwell with respect to the affiliated company. Mr. Popov’s entire Target Bonus, however, will be based only on the financial performance of Remington and his individual performance at Remington.

Each of Remington’s named executive officers are generally entitled to receive the remaining 75% of their Target Bonus based 80% on achievement of the Adjusted EBITDA and net sales thresholds for the second through fourth quarters of 2009 and 20% on the named executive officer’s individual performance for the same period. The Adjusted EBITDA and net sales metric will be based 75% on Remington’s achievement of the Adjusted EBITDA threshold and 25% on Remington’s achievement of the net sales threshold, and a similar allocation will be utilized with respect to the financial performance metrics for the affiliated company. The individual performance metric will be based 100% at the discretion of the Committee. The amount of each named executive officer’s cash bonus for the second through fourth quarters of 2009 is expected to range from 37.5% to 150% of the individual’s Target Bonus, based on achievement of individual performance metrics and achievement of 90% to 150% of the financial performance metrics for Remington, and (for Messrs. Torbeck, Jackson and Blackwell) achievement of 90% to 160% of the financial performance metrics for the affiliated company.

The following table illustrates the approximate potential compensation under the 2009 Plan (which generally will be pro rated between thresholds) for each of the following named executive officers at threshold,  target and maximum performance:

Name and Title	Target Bonus	Guaranteed Cash Bonus (Q1 2009) (1)	Threshold (Q2-Q4 2009) (2)	Target (Q2-Q4 2009) (3)	Maximum (Q2-Q4 2009) (4)

Theodore H. Torbeck, Chief Executive Officer	$600,000	$150,000	$225,000	$450,000	$900,000

Stephen P. Jackson, Jr., Chief Financial Officer, Treasurer and Corporate Secretary	$330,000	$82,500	$123,750	$247,500	$495,000

E. Scott Blackwell, Chief Sales Officer	$400,000	$100,000	$150,000	$300,000	$600,000

Igor Popov, Chief Supply Chain Officer	$275,000	$ 68,750	$103,125	$206,250	$412,500

(1) The cash bonus amount set forth in this column has already been deemed earned and guaranteed by the Committee based on the financial performance of Remington and the affiliated company during the three months ended March 31, 2009 for Messrs. Torbeck, Jackson and Blackwell, and based on the financial performance of Remington during the three months ended March 31, 2009 for Mr. Popov.

(2) The remaining cash award set forth in this column constitutes 37.5% of the Target Bonus. For both Remington and the affiliated company, assumes achievement of 90% of the Adjusted EBITDA metric, net sales metric and individual performance metric.

(3) The remaining cash award set forth in this column constitutes 75% of the Target Bonus. For Remington, assumes achievement of 115% of the Adjusted EBITDA and net sales metrics and 100% of the individual performance metric. For the affiliated company, assumes achievement of 120% of the Adjusted EBITDA and net sales metrics and 100% of the individual performance metric.

(4) The remaining cash award set forth in this column constitutes 150% of the Target Bonus. For Remington, assumes achievement of 150% of the Adjusted EBITDA metric, 125% of the net sales metric and 150% of the individual performance metric. For the affiliated company, assumes achievement of 160% of the Adjusted EBITDA metric, 160% of the net sales metric and 160% of the individual performance metric.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr.

 Chief Financial Officer, Secretary and Treasurer

(Principal Financial Officer)

May 13, 2009